SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.   20549



                                     FORM 8-K


                                  CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report  (date of earliest event reported)  August 22, 1995


                        PUBLIC SERVICE COMPANY OF COLORADO
                     ________________________________________
                (exact name of registrant as specified in charter)


                                     Colorado
                               ____________________
                          (State or other jurisdiction
                                of incorporation)


                  1-3280                              84-0296600
               ________________                    _________________
               (Commission File No.)                (IRS Employer
                                                     Identification No.)


               1225 Seventeenth Street, Denver,  Colorado        80202
               __________________________________________________________
               (Address of principal executive offices)        (Zip Code)


      Registrant's telephone number, including area code    (303)  571-7511

   ITEM 5.     Other Events

   Public Service Company of Colorado, a Colorado corporation ("PSC"), Southwestern Public Service Company ("SPS"), a New Mexico corporation, and M-P New Co., (the "Company" or "Newco"), a newly formed Delaware corporation, have entered into an Agreement and Plan of Reorganization, dated August 22, 1995, (the "Merger Agreement") providing for a business combination as peer firms involving PSC and SPS in a "merger of equals" transaction (the "Merger"). The Merger, which was unanimously approved by the Boards of Directors of the constituent companies, is expected to occur shortly after all of the conditions to the consummation of the Merger, including obtaining applicable regulatory approvals, are met or waived. The regulatory approval process is expected to take approximately 12 to 16 months.

   The Merger Agreement and the press release issued in connection therewith are filed herewith as exhibits 2 and 99, and are incorporated by reference herein. The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

   As part of the Merger, the holding company of the combined enterprise will be registered under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"). The Company, which will serve as the holding company, will be renamed at a later date and will be the parent company of both PSC and SPS.

   Under the terms of the Merger Agreement, New PSC will be merged with and into PSC and New SPS will be merged with and into SPS. PSC and SPS shall be the surviving corporations and shall continue their corporate existence under the laws of the State of Colorado and the State of New Mexico, respectively. As a result of the mergers, both PSC and SPS will become subsidiaries of Newco. Each outstanding share of PSC Common Stock, par value $5.00 per share, will be canceled and converted into the right to receive 1.00 share(s) of Newco common stock par value $1.00 per share, and each outstanding share of SPS Common Stock, par value $1.00 per share, will be canceled and converted into the right to receive 0.95 share(s) of Newco Common Stock. As of August 4, 1995, PSC had 63.1 million common shares outstanding and SPS had 40.9 million common shares outstanding. Based on such capitalization, the Merger would result in the common shareholders of PSC owning 61.9% of the common equity of Newco and the common shareholders of SPS owning 38.1% of the common equity of Newco. The Merger Agreement and the Merger will not affect the outstanding debt, including mortgage bonds, and shares of preferred stock of PSC and SPS.

   It is anticipated that Newco will adopt the SPS dividend payment level, adjusted for the exchange ratio. SPS currently pays $2.20 per share annually and PSC's current annual dividend rate is $2.04 per share. Based on the exchange ratio, the proforma dividend for the Company would be $2.32 per share on an annual basis, following completion of the Merger. The Company's common stock dividend level will be dependent upon the Company's results of operations, financial position, cash flows and other factors, and will be evaluated by the Board of Directors.

   The Merger is subject to customary closing conditions, including, without limitation, the receipt of required shareholder approvals of PSC and SPS; and the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including approvals and findings of state utility regulators in Colorado, Texas, New Mexico, Oklahoma, Wyoming and Kansas and the approval of the Federal Energy Regulatory Commission, the Securities and Exchange Commission (the "SEC") under the 1935 Act, the Nuclear Regulatory Commission, and the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder. The Merger is also subject to the receipt of opinions of counsel that the transaction will qualify as a tax-free reorganization, and the assurances from the parties' independent accountants that the Merger will qualify as a pooling of interests for accounting purposes. In addition, the Merger is conditioned upon the effectiveness of a registration statement to be filed with the SEC with respect to the Newco Common Stock to be issued in the transaction and the approval for listing of such shares on the New York Stock Exchange. Shareholder meetings to vote upon the Merger will be convened as soon as practicable and are expected to be held in the first quarter of 1996.

   The Merger Agreement provides that, after the effectiveness of the transaction (the "Effective Time"), the corporate offices of Newco will be located in Denver, Colorado with significant operating functions based in
   Amarillo, Texas.   PSC and SPS will maintain their company headquarters in
   Denver and Amarillo, respectively. Newco's Board of Directors will consist of a total of 14 directors, 8 of whom will be designated by PSC and 6 of whom will be designated by SPS. At the Effective Time, Delwin D. Hock, Chairman of the Board and Chief Executive Officer ("CEO") of PSC will retire. Mr. Bill D. Helton, the current Chairman of the Board and CEO of SPS, will serve as CEO of Newco from the Effective Time until the later of (i) June 30, 1999 or (ii) 30 months from the Effective Time and will serve as Chairman of the Board of Newco until May 31, 2001. Mr. Wayne H. Brunetti, the current President and Chief Operating Officer of PSC, will serve as Vice Chairman, President and Chief Operating Officer of Newco until the date when Mr. Helton ceases to be CEO, at which time he will be entitled to assume the additional role of CEO. Mr. Brunetti will assume the position of Chairman when Mr. Helton ceases to be Chairman.
   The forms of employment agreements for Mr. Helton and Mr. Brunetti are attached as exhibits to the Merger Agreement.

   The Merger Agreement contains certain covenants of the parties pending the consummation of the Merger. Generally, during the interim period until consummation, the parties must carry on their businesses in the ordinary course consistent with past practice, may not increase dividends on common stock beyond specified levels, and may not issue capital stock beyond certain limits. The Merger Agreement also contains restrictions on, among other things, charter and by-laws amendments, capital expenditures, acquisitions, dispositions, incurrence of indebtedness, certain increases in employee compensation and benefits, and affiliate transactions.

   The Merger Agreement may be terminated under certain circumstances, including (1) by mutual written consent of the Board of Directors of PSC and SPS; (2) by PSC or SPS if the Merger is not consummated on or before December 31, 1996 (provided, however, that such termination date shall be extended to June 30, 1997 if all conditions to closing the Merger, other than the receipt of statutory approvals by any of the parties, are capable of being satisfied by December 31, 1996); (3) by PSC or SPS if approval of either PSC's or SPS's shareholders with respect to the Merger is not obtained or if any state or federal law, rule or regulation or court order prohibits the Merger or causes a material adverse effect on either PSC or SPS; (4) by a non-breaching party if there exist breaches of any representations or warranties contained in the Merger Agreement which, individually or in the aggregate, would result in a material adverse effect on the breaching party and which are not cured within (20) days after notice; (5) by a non-breaching party if there occur breaches of specified covenants or material breaches of any other covenant or agreement which are not cured within twenty (20) days after notice; (6) by either party if the Board of Directors of the other party shall withdraw or adversely modify or fail to reaffirm its recommendation of the Merger; or (7) by either party, under certain circumstances, as a result of a third-party tender offer or business combination proposal which such party's board of directors determines in good faith that their fiduciary duties require be accepted (based on counsel's opinion), after the other party has first been given an opportunity to make concessions and adjustments in the terms of the Merger Agreement.

   The Merger Agreement provides that if it is terminated pursuant to the circumstances described in clause (4), (5) or (6) of the previous paragraph, then, if such breach is not willful, the non-breaching or non-withdrawing party is entitled to reimbursement of its out-of-pocket expenses, not to exceed $10 million. In the event of a willful breach or failure to comply, including under the circumstances described in clause
   (6) of the previous paragraph, the non-breaching or non-withdrawing party will be entitled to its out-of-pocket expenses, (which shall be limited to $10 million) and an additional fee equal to $35 million. In addition, the Merger Agreement provides that if such agreement is terminated under the circumstances described in clause (7) of the previous paragraph, the party accepting the offer shall pay to the other party an amount equal to its out-of-pocket expenses, not to exceed $10 million, plus an additional fee of $35 million, payable prior to entering into an agreement with a third party. The Merger Agreement also requires payment of a termination fee of $35 million (and reimbursement of out-of-pocket expenses, not to exceed $10 million) by one party (the "Payor") to the other in certain circumstances, if (i) the Merger Agreement is terminated (y) under circumstances described in clause (2), (3), (4), (5) or (6) or (z) as a result of the Payor's material failure to convene a shareholder meeting, distribute proxy materials and, subject to its board of directors' fiduciary duties, recommend the Merger to its shareholders; and (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a third-party tender offer or business combination proposal which shall not have been rejected by the Payor and withdrawn by such third party. Such termination fee and out-of-pocket expenses referred to in the previous sentence shall be paid upon termination. If the Merger Agreement is terminated as provided in one of the first three sentences of this paragraph and if any business combination involving the Payor is accepted within one year of termination and is consummated within two and one half years from the date of acceptance of such business combination, the Payor shall pay to the other party an additional fee of $25 million. All payments made as described in this paragraph, except reimbursement for out-of-pocket expenses, shall be payable, to the extent not prohibited by law, in shares of common stock of the Payor. The termination fees payable by PSC or SPS under these provisions may not exceed $60 million in the aggregate, excluding reimbursement of out-of-pocket expenses.

   Based on fiscal 1994 results, the Company will have combined annual revenues of approximately $3 billion and total assets of approximately $6 billion. The companies project a savings of approximately $770 million in the first 10 years after the transaction is completed. The proposed allocation of the net savings between ratepayers and shareholders of PSC and SPS will be submitted to the various regulatory agencies later this year.

   The Company will serve approximately 1.5 million electric customers in Colorado, Texas, New Mexico, Wyoming, Oklahoma and Kansas and will provide natural gas service to 933,000 customers in Colorado and Wyoming. The business of the Company will consist of utility operations and various non-utility enterprises, including independent power projects.

   PSC recognizes that the divestiture of its existing gas operations is a possibility under the new registered holding company structure, but will seek approval from the SEC to maintain this business. If divestiture is ultimately required, the SEC has historically allowed companies sufficient time to accomplish divestitures in a manner that protects shareholder value.

   On August 22, 1995, PSC amended (the "Rights Amendment") its Rights Agreement (the "Rights Agreement") dated as of February 26, 1991 between PSC and Mellon Bank, N.A., as Rights Agent, to provide that Newco will not be deemed to be an "Acquiring Person" as defined in the Rights Agreement, as a result of the execution, delivery and performance of the Merger Agreement or the consummation of the transactions contemplated therein, with the effect of exempting Newco and the transactions contemplated by the Merger Agreement from the Rights Agreement. The foregoing description of the Rights Amendment is qualified in its entirety by reference to the terms of the Rights Amendment, a copy which is attached hereto as Exhibit 99 (b).



   ITEM 7.     Financial Statements and Exhibits

   (c)         Exhibits.  The following exhibits are filed herewith:

                     2 Agreement and Plan of Reorganization, dated August 22, 1995, by and among Public Service Company of Colorado, Southwestern Public Service Company and M-P New Co.

                     99(a) Press release, dated August 22, 1995, of Public
                           Service Company of Colorado and Southwestern Public Service Company.

                     99(b) Amendment, as of August 22, 1995,  to Rights
                           Agreement dated as of February 26, 1991, between Public Service Company of Colorado and Mellon Bank, N.A.

                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                 PUBLIC SERVICE COMPANY OF COLORADO

                                       /s/ R. C. Kelly
                                 -----------------------------------------
                                         R. C. Kelly
                                    Senior Vice President, Finance,
                                 Treasurer and Chief Financial Officer


   Dated:  August 22, 1995

                                  EXHIBIT INDEX



   2 Agreement and Plan of Reorganization, dated August 22, 1995, by and among Public Service Company of Colorado, Southwestern Public Service Company and M-P New Co.

   99(a) Press release, dated August 22, 1995, of Public Service Company of Colorado and Southwestern Public Service Company.

   99(b) Amendment, as of August 22, 1995, to Rights Agreement dated as of February 26, 1991, between Public Service Company of Colorado and Mellon Bank, N.A.